Exhibit 99.1

Investor and Public Relations Contact:

Cindy Klimstra

(650) 962-4032

cindy_klimstra@conceptus.com

Conceptus® Announces Organizational Changes

Reaffirms 2012 Financial Guidance

MOUNTAIN VIEW, Calif., June 28, 2012 – Conceptus, Inc. (Nasdaq: CPTS), developer of the Essure® procedure, the leading non-surgical permanent birth control method, today announced a reorganization to unify the global sales and marketing groups under one organization. A search has begun for a chief commercial officer who will report to D. Keith Grossman, the Company’s president and chief executive officer. The company also announced that Ric Cote, executive vice president of global sales and Sam Trujillo, executive vice president of marketing will be leaving Conceptus to pursue other opportunities effective immediately.

“This change will bring to us all of the benefits of a united selling and marketing function, and also represents the enthusiasm of our board of directors for continued investment in the Company’s compelling growth opportunity going forward,” remarked Mr. Grossman. “This reorganization and ultimate supplement to our leadership talent will be an important part of the ongoing refinement of our commercial execution, and represents an untapped opportunity for improvement as we grow.”

“I want to thank both Ric and Sam for their contributions, and in particular Ric, who joined our company in 2004 when were only around $12 million in annual sales, and has played an important leadership role in our growth and strategies over the years since,” Mr. Grossman added.

In connection with the reorganization, the Company reaffirmed its full year 2012 financial guidance that was issued in its press release on April 30, 2012.

About the Essure® Procedure

The Essure procedure, FDA approved since 2002, is the first permanent birth control method that can be performed in the comfort of a physician’s office in less than 10 minutes (average hysteroscopic time) without hormones, cutting, burning or the risks associated with general anesthesia or tubal ligation. Soft, flexible inserts are placed in a woman’s fallopian tubes through the cervix without incisions. Over the next three months, the body forms a natural barrier around and through the inserts to prevent sperm from reaching the egg. Three months after the Essure procedure, a doctor is able to perform an Essure Confirmation Test to confirm that the inserts are properly placed and that the fallopian tubes are fully blocked, allowing the patient to rely upon Essure for permanent birth control.

The Essure procedure is 99.83% effective based on five years of follow up with zero pregnancies reported in clinical trials, making it the most effective form of permanent birth control on the market. Essure’s 10-year commercial data tracks closely with its five-year clinical results, and Essure has been proven and trusted by physicians since 2002. The Essure procedure is covered in the U.S. by most public and private insurance plans and more than 625,000 women worldwide have undergone the procedure.

About Conceptus®, Inc.

Conceptus, Inc. is a leader in the design, development and marketing of innovative solutions in women’s healthcare. The Company manufactures and markets the Essure procedure. The Essure procedure is available in the United States, Europe, Australia, New Zealand, Canada, Mexico, Central and South America and the Middle East.

Please visit www.essure.com for more information on the Essure procedure. Patients may call the Essure Information Center at 1-877-ESSURE-1 with questions or to find a physician in their area.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, the accuracy of which is subject to known and unknown risks and uncertainties. These forward-looking statements include, without limitation, discussions regarding projected net sales and adjusted earnings before interest, taxes, depreciation, amortization and stock-based compensation (“adjusted EBITDA”) for the full year 2012, expected benefits of organizational change, and our ability to improve and grow the business. These discussions and other forward-looking statements included herein may differ significantly from actual results. Such differences may be based upon factors such as changes in strategic planning decisions by management, re-allocation of internal resources, changes in the impact of domestic and global macroeconomic pressures, reimbursement decisions by insurance companies and domestic and foreign governments, scientific advances by third parties, litigation risks, and attempts to amend or repeal all or part of the Patient Protection and Affordable Care Act of 2010 as amended, as well as those factors set forth in the Company’s most recent Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q, and other filings with the Securities and Exchange Commission. These forward-looking statements speak only as to the date on which the statements were made. The Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

© 2012 Conceptus, Inc. – All rights reserved.

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